Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) made as of this 9th day of July, 2009 (the “Effective Date”) between Allegheny Energy Service Corporation (“AESC”) for itself and as agent for its parent, Allegheny Energy, Inc. (“AEI”), the affiliates and subsidiaries of AESC and AEI, and any successors or assigns of any of the foregoing (the “AE Companies”), and Paul J. Evanson (the “Executive”).

WHEREAS, the Executive had entered into an Employment Agreement with AESC and AEI dated June 9, 2003, as amended effective February 18, 2004 (the “Original Agreement”), which was superseded by an Amended and Restated Employment Agreement with AESC and AEI dated July 26, 2007 (the “Prior Agreement”);

WHEREAS, AESC desires to procure the continued services of the Executive, and the Executive is willing to continue in the employment of AESC, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, AESC and AEI and the Executive desire to amend and restate the Prior Agreement as set forth herein;

NOW, THEREFORE, in consideration of the covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1. Employment and Term.

(a) Employment. AESC hereby offers to employ the Executive, and the Executive hereby accepts such employment with AESC, for the Term set forth in Section 1(b) and on the terms and conditions set forth in this Agreement.

(b) Term. The term of the Executive’s employment under this Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to Section 8, shall continue until June 15, 2011 (the “Term”).

2. Duties. During the Term as provided in Section 1(b) hereof, the Executive shall serve as Chairman of the Board of Directors of AEI (the “Board”), President and Chief Executive Officer of AEI and AESC, and shall, in his capacity as an officer, report to the Board. The Executive shall have overall charge of the business and affairs of the AE Companies. The Executive shall devote his best skill and substantially full time efforts (reasonable sick leave and vacations excepted) to the performance of his duties under this Agreement.

Nothing contained herein shall preclude the Executive from (i) serving on the board of directors of any business organization; (ii) engaging in charitable and community activities; (iii) participating in industry and trade organization activities; (iv) managing his and his family’s personal investments and affairs;

and (v) delivering lectures, fulfilling speaking engagements or teaching at educational institutions; provided, that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement and do not violate his obligations under Section 10 of this Agreement.

3. Base Salary. For services performed by the Executive for the AE Companies pursuant to this Agreement during the Term, AESC shall pay the Executive a base salary (a “Base Salary”) at the rate of $1,200,000 per year. The Base Salary shall be payable in accordance with AESC’s regular payroll practices (but no less frequently than monthly). The Base Salary may be increased from time to time during the Term in the sole discretion of the Board; provided, however, that, at a minimum, Base Salary shall be increased (but not decreased) on each June 15 during the Term to reflect increases in the U.S. Department of Labor Consumer Price Index - U.S. City Average Index.

4. Annual Bonus. The Executive shall be eligible to receive incentive compensation (the “Annual Bonus Compensation”) in respect of the Company’s 2009 fiscal year and each succeeding fiscal year of the Company commencing during the Term. The target bonus opportunity for each such fiscal year shall be equal to 125% of the Base Salary as of the end of such fiscal year and the actual bonus paid for each such fiscal year may range from zero to 250% of the Base Salary as of the end of such fiscal year. The Annual Bonus Compensation shall be awarded under the Allegheny Energy, Inc. Annual Incentive Plan, as amended from time to time (the “AIP”), to the maximum extent permitted by that plan, with any excess component being awarded pursuant to a separate arrangement outside of that plan. The parameters of the award made under AIP shall be determined by the Board and substantially similar parameters shall apply with respect to any component of the Annual Bonus Compensation awarded outside the AIP. The Executive’s Annual Bonus Compensation for any year shall be payable in cash no later than March 15 of the next succeeding year. For purposes of this Agreement, the Executive’s “Target Bonus” as of any given date shall be a dollar amount equal to the Executive’s Base Salary as of such date multiplied by 1.25.

5. Performance-Based Equity Awards.

(a) Performance Award. AESC shall grant to the Executive an annual equity award (collectively, the “Equity Incentives”) in each of 2010 and 2011 with respect to AEI Common Stock, each such award having an initial grant date value of $8,400,000. A substantial portion of each Equity Incentive shall be performance-based. The Equity Incentives shall be granted under the Allegheny Energy, Inc. 2008 Long-Term Incentive Plan or such other equity-based incentive plan as may be adopted and approved hereafter by the AEI shareholders (the “LTIP”) and shall be evidenced by award agreements. Such grants shall be awarded effective as of the normal annual equity award grant date for annual awards to AEI employees generally in 2010 and 2011, as determined by the Board (the “Grant Date”) (but in no event later than February 28 of each such year).

(b) Performance Vesting Component. At least 50% of each Equity Incentive shall consist of performance shares or other performance-based equity awards subject to vesting based on performance objectives established by the Board at the time of grant of such Equity Incentive, and such performance objectives shall be disclosed to AEI’s stockholders. Such portion of each Equity Incentive may consist of performance-based shares similar in form to the performance-based shares awarded to the Executive in 2008 and 2009, which consisted of two components:

(i) 50% performance-based shares linked to the Company’s three-year total stockholder return; and

(ii) 50% performance-based shares linked to the average three-year corporate results under the Company’s annual incentive plan.

(c) Other Performance Component. The remainder of each Equity Incentive may consist of a performance award in any form permitted under the LTIP (including, but not limited to, stock options and stock appreciation rights), as determined by the Board in consultation with the Executive. Any stock options or stock appreciation rights granted as part of the Equity Incentives shall have a per share exercise price equal to the fair market value of the underlying shares as of the Grant Date (as determined in accordance with the LTIP) and the value of such stock options or rights for purposes of this Section 5 shall be based on the Black-Scholes valuation or other approved valuation methods used as of the Grant Date by AEI in valuing AEI employee option grants for purposes of AEI’s financial reporting obligations.

(d) Other Terms of Equity Incentives. Each Equity Incentive shall be subject to the terms set forth in this Agreement and such additional terms not inconsistent with this Agreement as shall be established by the Board in consultation with the Executive. The mix of incentives and the vesting and other material terms of the incentives under each Equity Incentive shall be no less favorable to the Executive than the mix and terms applicable to similar type incentives granted to other senior executives of AEI on or about the Grant Date of the relevant incentives under such Equity Incentive; provided, however, that the vesting of the Equity Incentives shall be subject to Section 8 and upon the occurrence of a Change in Control (as defined in Section 7(e)(iii)) the Equity Incentives shall become immediately vested (and, if such Equity Incentives include stock units, such stock units shall become immediately payable). The Equity Incentives granted pursuant to this Section 5, together with the equity awards granted to the Executive in February of 2008 and 2009 pursuant to the terms of the Prior Agreement, shall hereinafter be referred collectively as the “Equity Awards”. With respect to any portion of an Equity Award granted in the form of performance shares or performance units, notwithstanding the application of any accelerated vesting provisions set forth in Section 8 below such portion of the Equity Award shall be subject to earning and performance measurement over the same period as is applicable to identical awards granted to other employees of the AE Companies at the time such Equity Award is granted.

6. Other Benefits. In addition to the compensation provided in Sections 3, 4, and 5 hereof, the Executive shall also be entitled to the following:

(a) Participation in Employee Benefit Plans. The Executive shall participate in each employee benefit plan maintained in force by the AE Companies, from time to time, in a manner and to an extent at least as favorable as then is available to the most favorably treated senior executives of the AE Companies under each of such plans; provided, that the Executive shall not participate in the Allegheny Energy, Inc. Supplemental Executive Retirement Plan or other nonqualified pension plans of the AE Companies. Such plans may include tax-qualified and disability, medical, group life insurance, supplemental life insurance coverage, business travel insurance, sick leave, and other retirement and welfare benefit plans, programs and arrangements. AESC represents that, as of the Effective Date, the Executive meets all eligibility criteria for participation in such plans.

(b) Fringe Benefits. In addition to the foregoing, the Executive shall be entitled to (i) an exclusive personal secretary and other assistance of his choosing; (ii) a country club and dining club membership; (iii) use, maintenance, insurance and repair of a company car; and (iv) other fringe benefits and other similar benefits no less favorable than those available to the most favorably treated senior executives of the AE Companies, except as previously agreed by the Executive.

(c) Benefit in Lieu of Pension. To continue to compensate the Executive for the significant pension benefits he ceased to accrue at his prior employer as a result of accepting employment with AESC, upon a termination of the Executive’s employment with AESC for any reason, the Executive shall be entitled to a cash payment equal to $66,667 for each month that the Executive was employed with AESC, subject to increase pursuant to Section 8(b)(v) (the “Pension Benefit”). For the avoidance of doubt, the Executive’s employment with AESC commenced on June 16, 2003.

(d) Expense Reimbursement. AESC shall reimburse the Executive, within thirty (30) days after the submission of appropriate documentation by the Executive, for reasonable and necessary business expenses and disbursements incurred by him in the course of the performance of his duties under this Agreement. In order to be eligible for such reimbursement, the Executive shall submit such documentation no later than February 15th of the year following the year in which such expenses were incurred.

(e) Vacation. The Executive shall be entitled to vacation and paid time off during the initial and each successive year during the Term of at least five weeks per year or, if greater than five weeks per year, (i) the amount of vacation and paid time off available to the most favorably treated senior executive of the AE Companies or, (ii) such period as the Board shall approve, without reduction in salary or other benefits.

(f) Fees and Expenses. AESC will reimburse the Executive by December 31, 2009 for reasonable legal and other professional fees and out-of-pocket expenses incurred by the Executive in connection with the preparation and negotiation of this Agreement and any other related agreements.

7. Termination. Unless earlier terminated in accordance with the following provisions of this Section 7, AESC shall continue to employ the Executive and the Executive shall remain employed by AESC during the entire Term as set forth in Section 1(b). Section 8 hereof sets forth certain obligations of AESC in the event that the Executive’s employment hereunder is terminated.

(a) Death. Except to the extent otherwise expressly stated herein, including without limitation as provided in Section 8(a) with respect to certain payment obligations of AESC, this Agreement shall terminate immediately in the event of the Executive’s death.

(b) Termination by AESC or the Executive.

(i) In accordance with the procedures hereinafter set forth, AESC may terminate the Executive from his employment hereunder for Cause, Disability or otherwise and the Executive may resign from his employment hereunder for Good Reason or otherwise. Any termination of the Executive by AESC or resignation by the Executive shall be communicated by a Notice of Termination to the Executive (in the case of termination) or to AESC (in the case of the Executive’s resignation) given in accordance with Section 15 of this Agreement.

(ii) During any period that the Executive fails to perform his full-time duties as a result of incapacity due to physical or mental illness, AESC shall continue to pay the Executive’s full Base Salary in accordance with Section 3 of this Agreement (reduced dollar-for-dollar by the amount of disability benefits, if any, paid to the Executive in accordance with any disability policy or program of AESC), together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by AESC during such period, until the Executive’s employment is terminated for Disability pursuant to this Section 7(b).

(iii) If the Executive intends to resign his employment with the Company hereunder for any reason other than a resignation for Good Reason, the Executive shall provide a Notice of Termination to AESC at least one-hundred eighty (180) days in advance of the proposed effective date of such resignation.

(iv) The Executive may not be terminated for Cause unless the Executive shall be granted the opportunity for a hearing before the Board, such hearing to be held within 15 days after the Executive’s receipt of a Notice of Termination if the Executive requests such hearing within 10 days after receipt of such Notice. If the Executive is furnished written notice by the Board within 10 days after such hearing confirming that, in its judgment, grounds for termination for Cause exist on the basis set forth in the original Notice of Termination, the Executive shall, subject to Section 7(c), thereupon be terminated for Cause.

(c) Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given (or, in the case of any purported termination of the Executive’s employment for Cause, within ten days after the notice from the Board described in the last sentence of Section 7(b)(iv)), or, if later, prior to the Date of Termination (as determined without regard to this Section 7(c)), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that (i) the Date of Termination shall be extended by a notice of dispute given by Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence; and (ii) in the event of an extension in the Date of Termination pursuant to this Section 7(c), the Executive shall be under no obligation to continue to perform any duties beyond the Date of Termination set forth in the original Notice of Termination.

(d) Compensation During Dispute. If a purported termination occurs and the Date of Termination is extended in accordance with Section 7(c) hereof, AESC shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary), shall continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, and shall continue vesting of all equity awards (including, without limitation, the Equity Awards) until the Date of Termination, as determined in accordance with Section 7(c) hereof. Amounts paid under this Section 7(d) are in addition to all other amounts due under this Agreement (other than the Executive’s Accrued Obligations) and shall not be offset against or reduce any other amounts due under this Agreement. However, if such dispute is resolved in favor of the AE Companies, the Executive shall return to the AE Companies, and reimburse the AE Companies for, all amounts of cash compensation and equity compensation that the Executive received, became vested in or retained, and all proceeds relating to any equity compensation that the Executive realized (on a pre-tax basis), but which the Executive would not have been able to receive, become vested in, retained or realized absent the triggering and application of Sections 7(c) and 7(d).

(e) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Accrued Obligations” shall mean, as of the Date of Termination, the sum of (A) the Executive’s Base Salary under Section 3 through the Date of Termination to the extent not theretofore paid, (B) to the extent not theretofore paid, the amount of any bonus, incentive compensation, deferred compensation and other cash compensation earned and accrued by the Executive as of the Date of Termination under the terms of any compensation and benefits plans, programs or arrangements maintained in force by AESC, and (C) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive, in accordance with AESC policy, as of the Date of Termination to the extent not theretofore paid.

(ii) “Cause” shall mean either of the following:

(A) the Executive’s engaging in willful gross misconduct or willful gross neglect in connection with the Executive’s employment, which misconduct or neglect is committed in bad faith or without reasonable belief that such misconduct or neglect is in the best interests of the AE Companies and which causes material economic harm to the AE Companies; or

(B) the conviction of the Executive of a felony involving theft or moral turpitude, or a guilty or nolo contendere plea by the Executive with respect to such a felony.

(iii) “Change in Control” shall mean the first to occur of any of the following events:

(A) Any “person” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding for this purpose, (i) any of the AE Companies, or (ii) any employee benefit plan of AEI or any of the AE Companies, or any person or entity organized, appointed or established by AEI or any of the AE Companies for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of AEI, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of AEI representing more than 20% of the combined voting power of AEI’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by AEI; or

(B) Persons who, as of the Effective Date constitute the Board (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided that any person becoming a director of AEI subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least two-thirds ( 2/3) of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(C) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of AEI (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of AEI immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns AEI or all or substantially all of AEI’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of AEI; or

(D) Approval by the stockholders of AEI of a complete liquidation or dissolution of AEI.

(iv) “Date of Termination” shall mean (A) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive’s duties during such thirty (30) day period), and (B) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by AESC, shall not be less than thirty (30) days (except in the case of a termination for Cause) nor more than sixty (60) days and, in the case of a termination by the Executive, shall not be less than one-hundred eighty (180) days nor more than two-hundred forty (240) days (or, in the case of a resignation solely for Good Reason, not less than fifteen (15) nor more than sixty (60) days), respectively, from the date such Notice of Termination is given).

(v) “Disability” shall be deemed the reason for the termination of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness,

Executive shall have been absent from the full-time performance of the Executive’s duties with the AE Companies for a period of six (6) consecutive months, AESC shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties. At any time and from time to time, upon reasonable request by AESC, the Executive shall submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such Disability.

(vi) “Good Reason” shall mean, without the Executive’s written consent:

(A) Any (x) failure to continue to employ the Executive as Chief Executive Officer of AEI and AESC, the material diminution in the Executive’s title or duties in such position, or the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s authority, duties, responsibilities or reporting relationship in such position as contemplated by Section 2 of this Agreement (including changes resulting from a transaction immediately after which the Executive is not the Chief Executive Officer of the ultimate majority parent company of the businesses of the AE Companies following the transaction), excluding any isolated and inadvertent action not taken in bad faith and which is remedied by the AESC within ten (10) days after receipt of notice thereof given by the Executive, (y) failure to nominate the Executive for reelection to the Board or a failure by the Board to appoint and continue the Executive as Chairman of the Board during his service on the Board or (z) a removal of the Executive from the Board or the position of Chairman of the Board (including changes resulting from a Change in Control immediately after which the Executive is not the Chairman of the ultimate majority parent company of the businesses of the AE Companies following the Change in Control); provided, however, that notwithstanding clauses (y) or (z), neither the removal of or resignation by the Executive as a member of the Board due to the Executive’s failure to receive majority support in a shareholder election, other than an election following a Change in Control subsequent to the Effective Date, nor the removal of Executive from the role of Chairman of the Board as required by any applicable law, regulation or stock exchange rule or any shareholder resolution adopted after receiving a majority shareholder vote (other than any such resolution adopted in connection with, or as a result of, a Change in Control) shall constitute Good Reason;

(B) Any failure by AESC to comply with any of the provisions of Sections 3, 4, 5, 6, 12 or 21 of this Agreement, other than an isolated and inadvertent failure not committed in bad faith and which is remedied by AESC within ten (10) days after receipt of notice thereof given by the Executive, or any material breach of the representations and warranties set forth in Section 11;

(C) The Executive being required to relocate to a principal place of employment which is more than fifty (50) miles from Greensburg, Pennsylvania;

(D) Any purported termination by AESC of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(E) The failure of AESC to obtain the assumption in writing of its obligation to perform this Agreement as required pursuant to Section 14.

(vii) “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

8. Obligations of AESC Upon Termination. Subject to the delayed payment requirement set forth in Section 13, in the event of a termination of the Executive’s employment with AESC the Executive or his beneficiaries, heirs or estate shall be entitled to the rights, benefits and payments set forth below.

(a) Termination by AESC for Cause or Termination by Executive without Good Reason, Death or Disability. In the event of a termination of the Executive’s employment by AESC for Cause or Disability, a termination by the Executive without Good Reason, or in the event this Agreement terminates pursuant to Section 7(a) by reason of the death of the Executive:

(i) AESC shall pay all Accrued Obligations to the Executive, or to his beneficiaries, heirs or estate in the event of the Executive’s death, in a lump sum in cash within thirty (30) days of the Date of Termination.

(ii) The Executive, or his beneficiaries, heirs or estate in the event of the Executive’s death, shall be entitled to receive all benefits accrued by him as of the Date of Termination under all benefit plans and qualified and nonqualified retirement, pension, 401(k) and similar plans and arrangements of AESC and AEI, in such manner and at such time as are provided under the terms of such plans and arrangements.

(iii) If the termination of employment is by reason of the Executive’s death or Disability, all stock options and other equity awards (including, without limitation, the Equity Awards) shall vest on the Date of Termination (and all options shall thereupon become fully exercisable and any stock units shall thereupon become payable), and all stock options granted to the Executive shall continue to be exercisable for the then remaining term applicable under such stock options (determined as if the Executive’s employment with AESC had not terminated).

(iv) If the termination of employment results from the Executive’s resignation other than for Good Reason (a “Qualifying Retirement”), (v) the Equity Award granted in 2008 shall vest in full on the Date of Termination, (w) the Equity Award granted in 2009 will be deemed to have vested with respect to 25% of the shares covered by each component of such Equity Award as of each of September 15, 2009, December 15, 2009, March 15, 2010 and June 15, 2010, to the extent that the Date of Termination occurs on or after such date, (x) the Equity Award granted in 2010 will be deemed to have vested with respect to 25% of the shares or units covered by each component of such Equity Award as of each of September 15, 2010, December 15, 2010, March 15, 2011 and June 15, 2011, to the extent that the Date of Termination occurs on or after such date, (y) any stock options (other than options granted pursuant to the 2011 Equity Award) granted to the Executive which are or become vested as of the Date of Termination shall continue to be exercisable for the then remaining term applicable under such stock options (determined as if the Executive’s employment with AESC had not terminated) and (z) the Equity Award granted in 2011 will be deemed to have vested on a pro rata basis consistent with the ordinary retirement provisions of the Company’s equity awards and any options granted pursuant to the 2011 Equity Award shall continue to be exercisable for the then remaining term applicable under such stock options (determined as if the Executive’s employment with AESC had not terminated).

(v) If the termination of employment is by reason of the Executive’s death or Disability or a Qualifying Retirement, the

Executive, or his beneficiaries, heirs or estate in the event of the Executive’s death, shall be entitled to receive a lump sum cash payment equal to the Executive’s Target Bonus for the year of the Executive’s death, Disability or a Qualifying Retirement, pro rated for the number of days in such year that the Executive was employed with AESC, promptly, but not later than the 15th day of the third calendar month following the Date of Termination.

(vi) AESC shall pay the Executive or his beneficiaries, heirs or estate a lump sum cash payment equal to the Pension Benefit promptly, but not later than the 15th day of the third calendar month following the Date of Termination.

(b) Termination by AESC without Cause or Termination by the Executive for Good Reason. If (x) the Executive’s employment is terminated by AESC other than for Cause (i.e., without Cause), death or Disability; or (y) the Executive terminates employment with Good Reason:

(i) AESC shall pay to the Executive all Accrued Obligations in a lump sum in cash within thirty (30) days of the Date of Termination.

(ii) The Executive shall be entitled to receive all benefits accrued by him as of the Date of Termination under all benefit plans and qualified and nonqualified retirement, pension, 401(k) and similar plans and arrangements of AESC, in such manner and at such time as are provided under the terms of such plans and arrangements.

(iii) AESC shall pay to the Executive a lump sum amount equal the sum of the Executive’s Base Salary (as in effect immediately prior to the Date of Termination, determined without regard to any decrease resulting in Good Reason) plus the Executive’s Target Bonus promptly, but not later than the 15th day of the third calendar month following the Date of Termination.

(iv) For the period from the Date of Termination through the first anniversary of the Date of Termination, AESC shall either (A) arrange to provide the Executive and his dependents, at AESC’s cost, with life, disability, medical and dental coverage, whether insured or not insured, providing substantially similar benefits to those which the Executive and his dependents were receiving immediately prior to the Date of Termination, or (B) in lieu of providing such coverage, pay to the Executive no less frequently than quarterly in advance an amount which, after taxes, is sufficient for the Executive to purchase equivalent benefits coverage referred to in clause (A).

(v) AESC shall pay the Executive a lump sum cash payment equal to the Pension Benefit calculated as if the Executive had been employed through the end of the Term promptly, but not later than the 15th day of the third calendar month following the Date of Termination.

(vi) All stock options and other equity awards including, without limitation, the Equity Awards and the equity awards granted under the Original Agreement (but excluding the Equity Award granted in 2011), shall vest on the Date of Termination (and all options shall thereupon become fully exercisable and all stock units shall thereupon become payable), and all stock options granted to the Executive that are or become vested as of the Date of Termination shall continue to be exercisable for the then remaining term applicable under such stock options (determined as if the Executive’s employment with AESC had not terminated); provided, however, that if the Date of Termination occurs after the date of grant of the 2011 Equity Award, the 2011 Equity Award shall vest on the same basis as if the Executive had remained employed through June 30, 2011 and such 2011 Equity Award had vested on a pro rata basis through such date consistent with the ordinary retirement provisions of the Company’s equity awards (providing Executive six month’s vesting for any performance shares and four month’s vesting for any options granted under the 2011 Equity Award) and any options granted pursuant to the 2011 Equity Award shall continue to be exercisable for the then remaining term applicable under such stock options (determined as if the Executive’s employment with AESC had not terminated).

(vii) The Executive shall be entitled to receive a lump sum cash payment equal to the Executive’s Target Bonus for the year of the Executive’s termination, pro rated for the number of days in such year that the Executive was employed with AESC, promptly, but not later than the 15th day of the third calendar month following the Date of Termination.

(c) Termination Following Expiration of the Term. In the event of a termination of the Executive’s employment with AESC for any reason upon or following the expiration date of the Term set forth in Section 1(b), in lieu of any amounts or benefits provided under clauses (a) or (b) above:

(i) AESC shall pay or provide to the Executive the amounts or benefits described in clauses (i), (ii) and (vii) of Section 8(b).

(ii) AESC shall pay the Executive a lump sum cash payment equal to the Pension Benefit promptly, but not later than the 15th day of the third calendar month following the Date of Termination.

(iii) Unless the Executive is terminated for Cause, the Equity Awards (other than the Equity Award granted in 2011) shall vest in full and all options that are or become vested as of the termination of the Executive’s employment with AESC shall continue to be exercisable for the then remaining term applicable under such stock options (determined as if the Executive’s employment with AESC had not terminated); provided, however, that the Equity Award granted in 2011 shall vest on a pro rata basis consistent with the ordinary retirement provisions of the Company’s equity awards (with such pro rata vesting being calculated from and including January of 2011 with respect to any performance shares granted pursuant to the 2011 Equity Award and from the date of grant with respect to any stock options granted pursuant to the 2011 Equity Award) any options granted pursuant to the 2011 Equity Award shall continue to be exercisable for the then remaining term applicable under such stock options (determined as if the Executive’s employment with AESC had not terminated).

9. No Mitigation. AESC agrees that the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by AESC hereunder. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to AESC, or otherwise.

10. Covenants. In exchange for the remuneration outlined above, in addition to providing services for the AE Companies as set forth in this Agreement, the Executive agrees to the following covenants:

(a) Confidential Information. The Executive acknowledges that all Confidential Information shall at all times remain the property of the AE Companies. In this Agreement “Confidential Information” means all information including, but not limited to, proprietary information and/or trade secrets, and all information disclosed to the Executive or known by the Executive as a consequence of or through the Executive’s employment, which is not generally known to the public or in the industry in which the AE Companies are or may become engaged, about the AE Companies’ businesses, products, processes, and services, including, but not limited to, information relating to research, development, computer program designs, computer data, flow charts, source or object codes, products or services under development, pricing and pricing strategies, marketing and selling strategies, power generating, servicing, purchasing, accounting, engineering, costs and costing strategies, sources of supply, customer lists, customer requirements, business methods or practices, training and training programs, and the documentation thereof. It will be presumed that information supplied to the AE Companies from outside sources is Confidential Information unless and until it is designated otherwise.

The Executive will safeguard, to the extent possible in the performance of his work for the AE Companies, all documents and things that contain or embody Confidential Information. Except in the course of the Executive’s duties to the AE Companies or as may be compelled by law or appropriate legal process, the Executive will not, during his employment by the AE Companies, or permanently thereafter, directly or indirectly use, divulge, disseminate, disclose, lecture upon, or publish any Confidential Information, without having first obtained written permission from the AE Companies to do so.

(b) Employment with Conflicting Organizations. During his employment by the AE Companies, the Executive will not work with or advise any person(s) conducting a business similar to the business conducted by the AE Companies, except as part of the Executive’s duties assigned by the AE Companies.

(c) Noncompetition. For a period of one (1) year after termination of the Executive’s employment with the AE Companies for any reason, whether terminated by the Executive or by the AE Companies for Cause or without Cause, the Executive will not accept employment from or aid or render services, directly or indirectly, to any Conflicting Organization unless AESC provides the Executive with its prior, express written consent.

The Executive acknowledges that his education and experience enable him to obtain employment in many different areas of endeavor and to work for different types of employers, so it will not be necessary for the Executive to violate the provisions of this Section to remain economically viable.

“Conflicting Organization” means the following organizations, their subsidiaries and affiliates, and their respective successors and assigns:

•	FirstEnergy Corporation

•	American Electric Power, Inc.

•	Exelon Corporation

•	PPL, Inc.

•	Constellation Energy Group, Inc.

•	Potomac Electric and Power Company

•	Dominion Resources, Inc.

•	DQE, Inc.

Notwithstanding the foregoing, the provisions of this Section 10(c) and of Section 10(d) shall not apply following any breach of AESC’s obligations under Section 8 or Section 12 which remains uncured for more than ten (10) days after notice is received from the Executive of such breach.

(d) Nonsolicitation. The Executive agrees that, during his employment with AESC and for a period of two (2) years following the termination of his employment with AESC, whether terminated by the Executive or by the AE Companies with Cause or without Cause, he shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the AE Companies to leave the AE Companies for any reason whatsoever, or hire or solicit the services of any employee of the AE Companies, unless AESC provides the Executive with its prior written consent.

(e) Reformation to Applicable Law. It is the intention of the parties that the provisions of this Section 10 shall be enforceable to the fullest extent permissible by law. If any of the provisions in this Section 10 are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions in this Section 10 or the enforceability therein in any other jurisdiction where such provisions shall be given full effect. If any provision of this Section 10 shall be deemed unenforceable, in whole or in part, this Section 10 shall be deemed to be amended to delete or modify the offending part so as to alter this Section 10 to render it valid and enforceable.

(f) Enforcement. The Executive acknowledges that valid consideration has been received, that the provisions of this Section 10 are reasonable, that they are the result of arm’s-length negotiations between the parties, that in the event of a violation of the provisions contained herein, the AE Companies’ damages would be difficult to ascertain, and that the legal remedy available to the AE Companies for any breach of this

Section 10 on the part of the Executive will be inadequate. Therefore, the Executive expressly acknowledges and agrees that in the event of any threatened or actual breach of this Section 10, the AE Companies shall be entitled to specific enforcement of this Section 10 through injunctive or other equitable relief in a court with appropriate jurisdiction.

(g) Return of Confidential Information. Upon termination of the Executive’s employment, for whatever reason, or upon request by the AE Companies, the Executive will deliver to the AE Companies all Confidential Information including, but not limited to, the originals and all copies of notes, sketches, drawings, specifications, memoranda, correspondence and documents, records, notebooks, computer systems, computer disks and computer tapes and other repositories of Confidential Information then in the Executive’s possession or under the Executive’s control, whether prepared by the Executive or by others.

11. Representations and Warranties.

(a) AESC represents and warrants that:

(i) AESC and AEI are fully authorized by action of the Board (and of any other person or body whose action is required) to enter into this Agreement and to perform their obligations hereunder; and upon the execution and delivery of this Agreement by the parties, this Agreement shall be the valid and binding obligation of AESC and AEI, enforceable against AESC and AEI in accordance with its terms.

(ii) AEI shall at all times keep authorized and in reserve, and shall keep available, solely for issuance and delivery upon the exercise of all AEI stock options awarded to the Executive, the shares of AEI Common Stock issuable upon the exercise of the stock options, and upon issuance, such shares shall be duly and validly authorized, issued and outstanding, fully paid, nonassessable and free and clear of all pledges, liens, encumbrances, adverse claims, preemptive rights, redemption rights, rights of first refusal, rights of first offer, and other restrictions (other than arising under federal or state securities or “blue sky” laws).

(iii) Each of AESC and AEI are corporations duly organized, validly existing and in good standing under the laws of the State of Maryland and have full corporate power and authority to conduct their business as proposed to be conducted.

(iv) The execution and delivery by AESC and AEI of this Agreement and the consummation of the transactions contemplated hereby will not result in the violation of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which either of them is bound, or of any provision of the Certificate of Incorporation or By-Laws of either of them, and will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a default under, any agreement or instrument to which either of them is a party or by which either of them is bound or to which any of either of their properties or assets is subject, nor result in the creation or imposition of any lien upon any of the properties or assets of either of them. Neither AESC nor AEI is subject to any restriction which would prohibit either of them from entering into or performing its obligations under this Agreement.

(v) The issuance of the shares issuable upon any exercise of stock options or any payment of stock units, as contemplated by this Agreement, the Original Agreement and the Prior Agreement and the applicable award agreements, is in compliance with or exempt from the registration requirements of, the Securities Act of 1933, and any applicable registration or qualification requirements of the state securities or “blue sky” laws of any applicable State or other U.S. jurisdiction.

(vi) All terms relating to the equity awards granted prior to the date of this Agreement under the Allegheny Energy, Inc. 1998 Long-Term Incentive Plan or the LTIP are in compliance with terms of the respective plan pursuant to which such awards were granted. All terms relating to the Equity Awards, as set forth herein and as shall be set forth in the award agreements, will be in compliance with the LTIP.

(vii) AEI currently has directors and officers liability insurance coverage policies for an aggregate of $90 million for the period from December 1, 2006 to November 30, 2007, the terms and conditions of which are set forth in such policies. All such policies are in full force and effect, all premiums due and payable under such policies have been paid, and AEI is otherwise in compliance with the terms of such policies. To AEI’s knowledge, there has been no threatened termination of such policies.

(b) The Executive represents and warrants that, except as previously disclosed to AESC, he is not subject to any employment agreement or non-competition agreement, that could subject any of the AE Companies to any future liability or obligation to any third party as a result of the execution of this Agreement and the Executive’s continuing to serve in the positions with AESC and AEI as described above.

12. Indemnification.

(a) AESC agrees that (i) if the Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other (each, a “Proceeding”) by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of any of the AE Companies or is or was serving at the request of any of the AE Companies as a director, officer, member, employee, agent, manager, consultant or representative of another entity or (ii) if any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (each, a “Claim”) is made, or threatened to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless by AESC to the fullest extent legally permitted or authorized by AESC’s or AEI’s certificate of incorporation, bylaws or Board resolutions or, if greater, by the laws of the State of Maryland, against any and all costs, expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee, agent, manager, consultant or representative of AESC or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. AESC shall advance to the Executive all costs and expenses incurred by him in connection with any such Proceeding or Claim within 15 days after receiving written notice requesting such an advance. Such notice shall include, to the extent required by applicable law, an undertaking by the Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses.

(b) Neither the failure of any of the AE Companies (including the Board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement under Section 12(a) that the Executive has satisfied any applicable standard of conduct, nor a determination by AESC (including the Board, independent legal counsel or stockholders) that the Executive has not met any applicable standard of conduct, shall create a presumption that the Executive has not met an applicable standard of conduct.

(c) During the Term of Employment and for a period of six years thereafter, AEI shall keep in place a directors and officers’ liability insurance policy (or policies) providing comprehensive coverage to the Executive equal to at least the greater of (i) $25,000,000 per year and (ii)

the coverage that AEI provides for any other present or former senior executive or director of AEI.

13. Withholding and Special Terms Relating to Payments and Benefits Subject to IRC Section 409A.

(a) AESC shall be entitled to withhold from payments due hereunder any required federal, state or local withholding or other taxes.

(b) Notwithstanding any other provision of this Agreement to the contrary, in the event, and to the extent that, the provision or reimbursement of costs incurred in connection with any post-termination welfare benefits provided under this Agreement results in the deferral of compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) because the benefits are outside the scope of Section 1.409A-1(b)(9)(v) of the Treasury Regulations and result in the deferral of compensation within the meaning of Section 409A of the Code, then the reimbursement or provision of such benefits shall be subject to the requirements of Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, and (1) reimbursements or benefits shall be provided only during the applicable period specified in the Agreement, (2) the amount of expenses eligible for reimbursement or the benefits provided in kind during a particular calendar year shall not affect the expenses eligible for reimbursement or the in kind benefits to be provided in any other calendar year, (3) the reimbursement of any eligible expense shall be made on or before December 31 of the year following the year in which the expense was incurred provided reasonable documentation of such expense is submitted to the Company within ninety (90) days after the date any such expense was incurred, and (4) the Executive’s right to reimbursement or the provision of in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(c) Notwithstanding any other provision of this Agreement to the contrary, if the Executive is a Specified Employee on the effective date of the Executive’s Separation from Service and, due to the failure of an amount or other benefit that is payable under this Agreement on account of such Separation from Service (other than a Separation from Service as a result of the Executive’s death) to qualify for any of the exemptions from the definition of nonqualified deferred compensation available under Section 1.409A-1(b) of the Treasury Regulations, the Company reasonably determines that such amount or other benefit, constitutes nonqualified deferred compensation that will subject the Executive to “additional tax” under Section 409A(a)(1)(B) of the Code with respect to the payment of such amount or the provision of such benefit if paid or provided at the time specified in the Agreement, then the payment or provision thereof shall be postponed to the first business day after the six-month anniversary of the date of Executive’s Separation from Service or, if earlier, the date of the Executive’s death (the “Delayed Payment Date”). In the event that this Section 13(c) requires a delay of more than one payment, such payments shall be accumulated and paid in a single lump sum on the Delayed Payment Date.

(d) For purposes of this Agreement, (x) the term “Specified Employee” shall mean a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Code, as reasonably determined by the Company, and (y) the term “Separation from Service” shall mean the date that the Executive has a “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code, as reasonably determined by the Company.

(e) Notwithstanding any other provision in this Agreement to the contrary, none of the payments described in Section 6(c), 8(a)(v), 8(a)(vi), 8(b)(iii), 8(b)(v), 8(b)(vii) or 8(c)(ii) shall be made prior to the date of the Executive’s Separation from Service.

(f) The parties agree that the terms and provisions of this Agreement shall be interpreted and construed to avoid subjecting the Executive to “additional tax” under Section 409A(a)(1)(B) of the Code.

(g) The Company and the Executive may agree to take other actions to avoid the imposition of additional tax on the Executive under Section 409A(a)(1)(B) of the Code at such time and in such manner as permitted under Section 409A of the Code.

14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of the Executive and the successors and assigns of AESC. AESC shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a majority of its assets or AEI’s assets, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that AESC and AEI would be required to perform this Agreement if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor of AESC and AEI in accordance with the operation of law and such successor shall be deemed “AESC” and/or AEI for purposes of this Agreement.

15. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

(a) the Board or AESC to:

Allegheny Energy, Inc.

800 Cabin Hill Drive

Greensburg, PA 15601

Attn: General Counsel

(b) to the Executive, to:

Paul J. Evanson

The address on file with the records of AESC

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

16. No Assignment. Except as provided in Section 14 in the case of AEI and AESC or by will or the laws of descent and distribution in the case of the Executive, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

17. Execution in Counterparts. This Agreement will be executed by the parties hereto in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

18. Arbitration. Except as otherwise provided herein, all disputes and claims relating directly or indirectly to this Agreement shall be settled by arbitration at New York, New York in accordance with the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall be selected by agreement of the parties or, if they do not agree on an arbitrator within thirty (30) days after one party has notified the other of its desire to have the question settled by arbitration, then the arbitrator shall be selected pursuant to the procedures of the American Arbitration Association. The determination reached in such arbitration shall be final and binding on all parties. Any arbitration award or judgment may be entered in any court of competent jurisdiction. This agreement to arbitrate shall survive any termination or expiration of this Agreement. Notwithstanding the foregoing, claims for equitable or injunctive relief will not be subject to arbitration. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Costs of arbitration or litigation including, without limitation, attorneys’ fees of both parties shall be borne by AESC, except that each party shall bear its own costs if the arbitrator or court determines that the claims or defenses of the Executive were substantially without merit.

19. Jurisdiction and Governing Law. For all conflicts arising out of this Agreement, each party agrees to submit to the laws of the State of New York and applicable federal law without regard to conflicts of laws principles.

20. Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement.

21. Liability of AEI. AEI shall be jointly and severally liable with AESC with respect to all obligations of AESC under this Agreement.

22. Prior Understandings. This Agreement embodies the entire understanding of the parties hereto, and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof. Other than Section 10(e), no change, alteration or modification hereof may be made except in writing, signed by each of the parties hereto. The headings in this Agreement are for convenience of reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

23. Remedies Cumulative; No Waiver. No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in such party’s sole discretion.

24. Survival of Provisions. Notwithstanding anything in this Agreement to the contrary, the following provisions of this Agreement shall survive the termination of this Agreement: (x) Sections 7(c), 7(d), 8(a) and 9 to the extent that the provisions of such sections are relevant to a termination of the Executive’s employment that has occurred prior to the expiration of the Term; (y) Section 8(c), 9, 10, 11, 12, 13, 14, 16, 18, 19, 20, 21, 22 and 23; and (z) any other terms and provisions of this Agreement that by their nature extend beyond the termination of this Agreement.

25. Executive Acknowledgment. The Executive hereby acknowledges that he has read and understands the provisions of this Agreement, that he has been given the opportunity for his legal counsel to review this Agreement, that the provisions of this Agreement are reasonable and that he has received a copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Allegheny Energy, Inc.

By:	/s/ H. Furlong Baldwin
Name:	H. Furlong Baldwin
Title:	Chairman, Management Compensation and Development Committee

Allegheny Energy Service Corporation

By:	/s/ H. Furlong Baldwin
Name:	H. Furlong Baldwin
Title:	Board Member

By:	/s/ Paul J. Evanson
Name:	Paul J. Evanson

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